Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Names Lisa Lutoff-Perlo to Board of Directors
FORT LAUDERDALE, Fla., (February 7, 2020) - AutoNation, Inc. (NYSE: AN), America’s largest and most recognized automotive retailer, today announced that its Board of Directors appointed Lisa Lutoff-Perlo to the AutoNation Board, effective February 3, 2020. Ms. Lutoff-Perlo will serve as an independent director.
“We are pleased to have Lisa join the AutoNation Board,” said Mike Jackson, AutoNation’s Executive Chairman. “We look forward to the experience and insight that she will bring to the Board, which include operational innovation and customer experience expertise.”
Lisa Lutoff-Perlo has served as the President and Chief Executive Officer of Celebrity Cruises since December 2014. From September 2012 until December 2014, Ms. Lutoff-Perlo was the Executive Vice President, Operations of Royal Caribbean International, RCL. Ms. Lutoff-Perlo was the Senior Vice President, Hotel Operations of Celebrity Cruises from 2007 to 2012, and the Vice President, Onboard Revenue of Celebrity Cruises from 2005 to 2007. Ms. Lutoff-Perlo held various senior positions with Royal Caribbean International from 1985 to 2005.
About AutoNation, Inc.
AutoNation, America's largest and most recognized automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of December 31, 2019, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 12 million vehicles, the first automotive retailer to reach this milestone. AutoNation's success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Launched in 2015, AutoNation’s Drive Pink initiative, which has raised over $22 million, is committed to drive out cancer, create awareness, and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.

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